RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       Third Quarter 2007 Conference Call
                                February 9, 2006
                                   9:00 AM ET

Operator:         Good morning & welcome ladies and gentlemen to the Rand
                  Logistics Third Quarter Fiscal 2007 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the Company we will open the conference up for Questions & Answers after the presentation.

                  This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                  At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:    Thank you operator. Good morning everyone, and thank you for joining us for Rand's third quarter conference call. After my opening remarks, Ed Levy, President of Rand, will give an update on the successful implementation of the new time charter agreement which commenced on August 1st, which has substantially expanded our shipping capacity and further strengthened the Company's competitive position in the River
                  Class market. Scott Bravener, President & CEO of Lower Lakes, will discuss operational highlights from the third quarter.
                  Then Joe McHugh, CFO of Rand, will cover the financial results. Finally, I will wrap up with an overview of our long-term growth strategy, and then we will open up the call for questions.

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                  I am pleased to say that we had a strong third quarter and a strong 2006 shipping season, which ended in early January. We achieved solid revenue and EBITDA growth, successfully implemented a major new time charter agreement, and our cost effective operations enabled us to generate strong cash flow. Demand for our capacity remains robust as we negotiate contracts for the 2007 shipping season on the Great Lakes. As many of you are aware, there will be very limited shipping days in our Fourth quarter which ends on March 31, due to the seasonal canal and lock closures, as well as ice and weather conditions that close Great Lakes shipping during most of the first calendar quarter each year. Based on the very recent cold spell on the Great Lakes, we do not anticipate an opening of the 2007 sailing season any earlier than normal.

                  Now I'd like to turn the call over to Ed. Ed?

Ed Levy: Thanks Laurence. As you all know, on August 1, about one month into our Second Quarter, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive capacity utilization of three self-unloading bulk carriers, which Wisconsin & Michigan had purchased from Oglebay Norton. During the first five months that the time charter was in effect, the vessels contributed over $13.0 million to our revenues and were accretive to our EBITDA. In addition, as Laurence noted, this transaction is of additional significance because it has substantially expanded our shipping capacity and has further strengthened the Company's market share and competitive position.

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                  In addition, the Company exercised its purchase option
                  relating to the Manistee, and we have been in discussions with our existing lender to finance our purchase. The Company currently leases this vessel from a subsidiary of Sand Products Corporation and expects to close the purchase of the vessel for $2.2 million before March 31. The purchase of the Manistee will be accretive to earnings as it will eliminate $350,000 of current annual lease expense that is scheduled to increase to $500,000 annually in March 2008, which is significantly greater than the interest expense we would expect to incur on the additional $2.2 million of borrowings.

                  We also began upgrading the business systems at our operating subsidiaries in January, and commenced a cost effective Sarbanes-Oxley implementation in late November.

                  Now I would like to ask Captain Scott Bravener to discuss our third quarter operating performance.

                  Scott?

Scott Bravener:   Thanks Ed. In general, we were pleased with our third quarter operating results, although we still believe we have opportunities for improvement, particularly within our US fleet. Third quarter revenue grew by $8.4 million or 51% compared with our pro forma third quarter period last year.
                  Year to date revenue grew by $21.1 million, or 42% to nearly
                  $71 million. This growth was driven primarily by three factors:

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                  First of all - utilization rates as measured by vessel
                  operating days. The total number of available operating days during the quarter was 92 - multiplying this by our original 8 vessels, plus 92 days for each of our three new time chartered vessels, gave us a maximum of 1012 available operating days for the fleet. We operated for 960 days, up from 725 in the comparable period. Excluding the three new time chartered vessels, our vessel operating days decreased slightly to 687 days, primarily due to an emergency dry-docking for a vessel which struck an unidentified underwater object in November, which was followed by an engine failure on that same vessel in December. Another vessel was removed from service for its statutory five-year survey on December 21.

                  Revenue growth was also driven by continued rate increases from our long-term contracts, scheduling efficiencies, and increased fuel surcharges due to higher fuel costs during the current fiscal year.

                  Additionally, improvements in our operating performance, particularly from our Canadian fleet, which offset a modest decrease in the operating performance of our U.S. vessels due to some mechanical issues. Our lost time factor as a percentage of vessel sailing days decreased overall this sailing season, with the decrease in Canada due to the improved utilization of available operating days, but somewhat offset by an increase in lost time in the U.S. due to mechanical issues. The three new time chartered vessels were almost fully utilized during the five months that we operated them. Weather was a significant factor during the quarter given the particularly windy conditions in October and December this season, despite warmer conditions, which compares to particularly stormy conditions in the prior year November period.

                  Our revenues also reflect the high demand for transportation services on the Great Lakes, and the essentially fixed industry capacity that is available. While we did notice some softening in the iron ore market in the third quarter, this cargo represents less than 10% of our total tonnage. Therefore, the continued overall demand exceeds available

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                  industry capacity and that should continue into next year. We have nearly completed negotiating new contracts that commence in the 2007 sailing season, and we expect to receive delivery requirements from all of our customer contracts that will fully utilize our capacity. While we are not willing to provide details regarding customer contract terms, we have achieved an overall improvement in pricing on all of our contract renewals.

                  I am pleased with the operating results for the third quarter and first nine months of the fiscal year, but I still see room for operating improvements. I'll now turn the call over to Joe to discuss our financial performance.

                  Joe?

Joe McHugh:       Thanks Scott. I'm sure you've all read through our third
                  quarter results, so I'm just going to touch on a few of the highlights. I'd like to point out that the comparable figures
                  I will be discussing for the three month and nine month periods ended December 31, 2005 are pro forma, and give effect to the acquisition of Lower Lakes Towing and Grand River
                  Navigation for those periods. However, the general and administrative expenses in the pro forma periods reflect the actual expenses incurred by Lower Lakes and Rand prior to the acquisitions.

                  I would also like to highlight one other item in our financial statements. GAAP requires that we consolidate the Variable Interest Entity that time charters three vessels to Rand, even though we do not have any ownership interest in the entity. For purposes of our financial statements included in our 10-Q filed yesterday, the consolidation does not impact our consolidated revenues due to eliminations, however it does affect reported expenses and earnings, as well as certain balance sheet values including indebtedness. Please review Footnote # 24 entitled "Minority Interest," which shows the impact of consolidating WMS as a Variable Interest Entity.

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                  In the third quarter, revenues - excluding outside voyage
                  charter revenues - increased 51% to $24.8 million, and increased 6% excluding the new time charter agreement. EBITDA, excluding the Variable Interest Entity, increased 25% to $2.7 million, $63,000 of which was attributable to favorable exchange rates. The Variable Interest Entity generated $330,000 of the consolidated EBITDA of $3.0 million. We achieved this increase in EBITDA despite a $900,000 increase in general and administrative expenses, largely attributable to Rand being a public company. The G&A increase consisted of $700,000 of higher Rand costs, and approximately $175,000 of increased Lower Lakes expenses. Excluding the Variable Interest Entity and Rand's increased G&A expenses incurred as a public company, the core business' EBITDA, including the new time charter agreement increased by $1.2 million, or 55% to $3.5 million.

                  On a year to date basis, revenues - excluding outside voyage charter revenue - increased 42% to almost $71 million, and increased 16% excluding the new time charter agreement. EBITDA, excluding the Variable Interest Entity increased 21% from $10.3 million to $12.4 million, $644,000 of which was attributable to favorable exchange rates. The Variable Interest Entity generated $1.1 million of the consolidated EBITDA. We achieved this increase in EBITDA despite a $2.3 million increase in Rand's general and administrative expenses largely attributable to Rand being a public company. Excluding the Variable Interest Entity, the year-to-date G&A increase consisted of $1.8 million of higher Rand costs, and approximately $450,000 of increased Lower Lakes expenses. Rand incurred approximately $600,000 of expensed legal costs, of which we believe about half was of a non-recurring nature such as first-time through SEC filings made since the Lower Lakes acquisition closed. Excluding the Variable Interest Entity and Rand's increased G&A expenses incurred as a public company, our core business' EBITDA, including the new time charter agreement, increased by $4.0 million or 38% to $14.5 million.

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                  Our third quarter liquidity and cash position including the benefit from the $13 million private placement on August 1, remained in line with our internal projections based on the seasonal nature of our liquidity needs. We continue to have ample liquidity to meet our working capital needs.

                  Now I'd like to turn it back to Laurence. Laurence?

Laurence Levy:    Thanks Joe. Before we open the call for questions, I just want to update our investors on two things. With regard to listing on NASDAQ, we filed our application on October 11. Several weeks ago, we responded to a detailed list of Staff Inquiries, and based on some minor follow-up questions just received, we believe our review will be completed within the next few weeks.

                  Regarding Rand's long-term growth strategy, we remain focused on building upon our strong base business and are actively pursuing opportunities. Our primary concentration continues to be other Jones Act assets, both on the Great Lakes and elsewhere. Additionally, we are exploring other assets with predictable cash flows, defined markets and barriers to entry, that focus on shipping or related areas of business.

                  With that said, operator, could you please begin the Q&A portion of the call?

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Operator:         Thank you. The question and answer session will begin at this time. If you're using a speakerphone please pick up the handset before pressing any numbers. Should you have a question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received. Please stand by for your first question. Once again that is star 1 on your push button telephone to ask a question.

                  Our first question..

Q&A

Q&A

Q&A

Operator:         Once again ladies and gentlemen if you would like to ask a question please press star 1 on your telephone keypad. At this time there are no additional questions. I will now turn the call back over to Mr. Levy.

Laurence Levy:    Thank you very much operator. We continue to be optimistic about Rand's current growth phase as well as the Company's longer term prospects. We thank you all for your interest in Rand and we look forward to speaking to all of you during our next call. Thank you operator and thank you all.

Operator:         Thank you sir. This concludes our conference call for today.
                  Thank you all for participating and have a nice day. All parties may now disconnect.

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